Exhibit 99.1

(TEJON RANCH, CA) Tejon Ranch Company (NYSE: TRC) today announced the appointment of Barbara Grimm-Marshall to the Board of Directors of Tejon Ranch Company. Mrs. Grimm-Marshall is co-owner of Grimmway Farms, the world’s largest grower, packer and shipper of fresh, processed, and frozen carrots. Grimmway is a major landowner in California, with significant landholdings in Kern and Los Angeles Counties. She is a member of the California Commission for Jobs and Economic Growth, having been appointed by Governor Arnold Schwarzenegger.

“We are pleased to have someone the caliber of Barbara Grimm-Marshall join our Board of Directors,” said Robert A. Stine, president and CEO of Tejon Ranch Company. “Barbara represents the best of Kern County. She is an astute business executive, is dedicated to her family and the community, and will bring an added local perspective to our Board.”

A prominent member of the community for more than 25 years, Mrs. Grimm-Marshall came to Kern County with her husband, the late Rod Grimm, to relocate Grimmway Farms. She has three children and recently was remarried, after the death of Rod Grimm, to Darcy Marshall of Bakersfield. She earned a B.A. from Stephen’s College in Columbia, Missouri, and her J.D. from Western State University of Law, Fullerton, California. Mrs. Grimm-Marshall just concluded a nine years of service on the Board of Regents for Concordia University, Irvine, and recently received an honorary Doctors of Law degree from the University. She also sits on the Foundation Board for California State University, Bakersfield, and the board of directors of St. John’s Lutheran Church in Bakersfield.

“I’ve watched Tejon Ranch for many years now, and it will be an honor for me to serve on its board of directors,” said Mrs. Grimm-Marshall. “I believe wholeheartedly in the direction Tejon Ranch is headed and in its vision to preserve California’s legacy and provide for California’s future. I believe the Ranch’s vision will produce tremendous benefits for the local community, for California and for shareholders.”

Mrs. Grimm-Marshall’s addition brings to nine the number of directors on the Board. Current members include Board Chairman, Real Estate Attorney Kent G. Snyder; directors John L. Goolsby and Norman Metcalfe, both involved in private investments and real estate; George G.C. Parker, Dean Witter Distinguished Professor of Finance at Stanford Business School; Robert C. Ruocco, Principal with Carl Marks Management Company, L.P.; Geoffrey L. Stack, Managing Director of SARES-REGIS Group; Robert A. Stine; and Michael H. Winer, Portfolio Manager with Third Avenue Management LLC.

About Tejon Ranch Company (NYSE: TRC)

Tejon Ranch Company is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield. For more information on the company, visit www.tejonranch.com.